Filed pursuant to Rule 433
Registration No. 333-132201
19-September-06

Toyota Motor Credit Corp

Final Term Sheet

Agent:
HSBC Securities (USA) Inc.


Structure:
1 Year Floating Rate Medium Term Notes

Ratings:
Aaa/AAA

Pricing Date:
September 19, 2006

Interest Accrual Date:
September 22, 2006

Settlement Date:
September 22, 2006

Maturity Date:
September 24, 2007

Form of Note:
Senior Notes

Form of Offering:
SEC Registered Medium Term Notes

CUSIP:
89233PZG4



Transaction Details

Principal Amount:
$200,000,000

Pricing Benchmark
Prime - 295 bps


Reoffer Yield:

Prime - 295 bps


Interest Rate Source:
Fed H15 /Bloomberg FCPR

Price to Investor:
100.000%

Gross Fees
 0.01%

All-In Price to Issuer:
99.99%

Net Proceeds:
$199,980,000


Interest Reset:
Daily, using Friday's rate for the weekend


Interest Calculation:
Daily average on a weighted basis with a 2 business day cutoff prior to interest payment date


Interest Pay Frequency:
Quarterly

First Payment Date:
December 26, 2006

Interest Payment Dates:
Quarterly on the 24th December, March, June, September

Day Count:
Actual/360

Day Count Convention:
Following, Adjusted

Minimum Denominations:
$1,000 and integral multiples of $1,000 thereafter




The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.